SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 5, 2003

Investors Financial Services Corp.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation	0-26996 (Commission File Number)	04-3279817 (IRS Employer Identification No.)

200 Clarendon Street Boston, Massachusetts (Address of principal executive offices)		02116 (Zip Code)

Registrant’s telephone number, including area code: 617-937-6700

No change since last report

(Former name or former address, if changed

since last report)

Item 5. Other Events.

Investors Bank & Trust Company (the “Bank”), a wholly-owned subsidiary of Investors Financial Services Corp. (the “Company”), owns 99.9% of Investors Funding Corp. (“Funding”), a real estate investment trust (“REIT”).  Funding pays an annual dividend to the Bank.  The Bank has been deducting a portion of the dividends received from Funding pursuant to a Massachusetts statute that provides for a dividend received deduction equal to 95% of dividend distributions.

As previously disclosed in our SEC filings, in 2002 the Bank received from the Department of Revenue of the Commonwealth of Massachusetts (the “DOR”) Notices of Assessment aggregating $10.9 million for state excise taxes and $1.2 million for interest.  The assessments are based on a desk review of the financial excise returns filed by the Bank for its 1999, 2000, and 2001 tax years.  The basis for the assessments is the DOR’s contention that dividend distributions from a REIT are fully taxable in Massachusetts and are not eligible for the dividend received deduction.

The Bank believes that the Massachusetts statute that provides for a dividend received deduction equal to 95% of dividend distributions applies to the distributions made by Funding to the Bank.  The Bank intends to contest the DOR’s position vigorously and to appeal the Notices of Assessment.  Accordingly, the Company made no provision in its consolidated financial statements for the amounts assessed or additional amounts that might be assessed in the future.

On March 5, 2003, the Governor of the Commonwealth of Massachusetts signed into law new legislation that amends Massachusetts law to expressly disallow the deduction for dividends received from a REIT.  This amendment applies retroactively to tax years beginning in 1999. The Bank believes that this imposition of a retroactive tax is unconstitutional and the Bank intends to challenge the legality of the new legislation and to continue to appeal and contest the Notices of Assessment mentioned above.  However, U.S. generally accepted accounting principles require the Company to account for the taxes and interest imposed by the new law at the time of its enactment.

Accordingly, the Company will accrue a tax liability on its balance sheet and a tax expense on its income statement for the quarter ending March 31, 2003 related to the potential tax liabilities of the Bank under the new statute for its tax years 1999 through 2002.  The effect of this accrual will be to reduce the Company’s net income for the first quarter of 2003 by approximately $13.9 million, or $0.21 per share.  In addition, the Bank will cease deducting the dividends it receives from Funding in 2003, resulting in a further reduction in the Company’s consolidated net income in 2003 of approximately $0.8 million or $0.012 per share.

The amounts described in the previous paragraph are net of federal and state tax benefits.  State excise taxes and interest payments are deductible for federal income tax purposes and interest payments are deductible for state tax purposes.  As a result of the new law, the Company’s effective tax rate for 2003 will increase to approximately 31.5% from our earlier projection of 30%.

The $13.9 million tax accrual is a non-cash charge which does not adversely effect the Company’s current operations or our outlook for our business in 2003, although it will reduce our reported earnings per share for 2003.  We continue to expect to achieve earnings per share of $1.09 for the year ended December 31, 2003, which represents our original guidance of $1.30 per share reduced by the charge described above.

This report contains forward-looking statements (statements which are not historical facts). These statements, such as statements regarding the Company’s effective tax rate for 2003 and earnings per share for the year ended December 31, 2003, are based upon certain assumptions and estimates which might not be realized.  Factors that may impact our earnings per share include the performance of global financial markets, changes in interest rates or changes in the relationship between different index rates, our ability to attract and retain clients and our ability to manage costs. Factors that may impact our effective tax rate include additional legislative or administrative action.  Additional important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are set forth under the heading “Certain Factors That May Affect Future Results” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTORS FINANCIAL SERVICES CORP.

March 5, 2002	By:	/s/Kevin J. Sheehan
Kevin J. Sheehan
Chairman and Chief Executive Officer